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                                                                    EXHIBIT 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Patriot Scientific Corporation
San Diego, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 9, 2001, except for Note 1, dated as of August 15, 2001, relating to the 2001 and 2000 consolidated financial statements and the financial statement schedule of Patriot Scientific Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the captions "Selected Financial Data" and "Experts" in the Prospectus.

/s/  BDO Seidman, LLP

Denver, Colorado
August 26, 2002